ACQUISITION AGREEMENT

for

USED AIRCRAFT

between

BOEING AIRCRAFT HOLDING COMPANY

and

CHINA EASTERN AIRLINES CORPORATION, LTD.

Relating to Five (5) Airbus Model A340-642 Aircraft

Agreement No. A0175/CEA-01

with China Eastern Aviation Import & Export Corporation as Consenting Party

Acq. Agmt. No. A0175/CEA-01

Acq. Agmt. No. A0175/CEA-01	(i)

ACQUISITION AGREEMENT FOR

USED AIRCRAFT NO. A0175/CEA-01

Relating to Five (5) Airbus

Model A340-642 Aircraft

THIS Used Aircraft Acquisition Agreement (the Agreement) is entered into as of _________________, 2012, by and between Boeing Aircraft Holding Company, a Delaware corporation with its principal office in Seattle, Washington (“Boeing”) and China Eastern Airlines Corporation, Ltd. a Chinese company whose principal place of business is at 2550 Hong Qiao Road, Hong Qiao International Airport, Shanghai, 200355, People’s Republic of China (“Seller”).

RECITALS

A.           Seller and Boeing have entered into Purchase Agreement No. 03746 (the “Purchase Agreement”) for the purchase and sale of twenty (20) new Boeing Model 777- 300ER aircraft (the “New Aircraft”).

B.            Seller is the owner of five (5) Airbus Model A340-642 used aircraft which Seller desires to sell to Boeing and Boeing is willing to purchase contingent on Seller’s purchase and acceptance of the New Aircraft,

Accordingly, Boeing and Seller agree as follows:

Article   1.             Subject Matter of Sale.

1.1          Sale of Used Aircraft. Seller will sell and deliver to Boeing and Boeing will purchase from Seller the Used Aircraft as hereinafter defined.

1.2          Used Aircraft. The term “Used Aircraft” means the five (5) Airbus Model A340-642 aircraft bearing Manufacturer’s Serial Numbers set forth in Article 2.1, including;

1.2.1      the four (4) installed Rolls Royce Model Trent 556-61 engines on each Used Aircraft;

1.2.2      the equipment, accessories, parts and other property installed in or appurtenant to each Used Aircraft at the time of delivery to Boeing or otherwise in accordance with this Agreement; and

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1.2.3      all Aircraft Documentation as hereinafter defined applicable to each Used Aircraft.

1.3          Purchase of New Aircraft. ***

1.4          Seller’s Ownership of Used Aircraft. Seller will have acquired free and clear title to such Used Aircraft prior to delivery to Boeing.

1.5          Seller’s Option and Notice. Upon execution of this Agreement, Seller elects to sell the Used Aircraft to Boeing (Election Notice).

Not less than *** prior to the delivery of the Used Aircraft to Boeing, Seller may elect to retain the Used Aircraft by providing to Boeing written advance notice of such election (Notice to Retain Used Aircraft). In the event a Notice to Retain Used Aircraft is received by Boeing from Seller, the Special Matters Letter Agreement CEA-PA-03746-1107152 will be required to be revised. If Notice to Retain Used Aircraft is not received by Boeing, Boeing will have the exclusive right to sell or dispose of such Used Aircraft.

Article   2.             Delivery of Used Aircraft; Title and Risk of Loss.

2.1          Time of Delivery. Delivery of each Used Aircraft will occur on a four-for-one basis of New Aircraft to Used Aircraft (unless an aircraft substitution is exercised in accordance with the Purchase Agreement (as the same may be amended or supplemented from time to time), and a new ratio determined) and will commence after delivery of the corresponding New Aircraft as listed below. If there is a change to the Used Aircraft Delivery Date in the table below, Seller will notify Boeing of the actual delivery date (day, month, and year) of each Used Aircraft at least ninety (90) days prior to the actual delivery date.

Used Aircraft Model	Used Aircraft Serial Number	Corresponding New Aircraft Delivery Date	Used Aircraft Delivery Date
A340-642	468	September 2014	November 26, 2014
A340-642	488	November 2014	January 29, 2015
A340-642	514	December 2014	March 31, 2015
A340-642	577	March 2015	May 28, 2015
A340-642	586	June 2015	July 30, 2015

2.2           Place of Delivery. Each Used Aircraft will be delivered by Seller to Boeing in Shanghai, China. ***

Acq. Agmt. No. A0175/CEA-01	2

***

***

2.3           Title and Risk of Loss. Title to and risk of loss or damage to each Used Aircraft will pass from Seller to Boeing upon delivery of such Used Aircraft.

2.4           Cape Town Convention. Seller will cooperate with Boeing in the filing for recordation of this Agreement with the International Registry established by the Cape Town Convention. The Used Aircraft (including the Engines) at the time of delivery to Boeing will be free and clear of any mortgage, lease, pledge, lien, charge or encumbrance. After the ferry flight as described herein, Seller will deregister the Aircraft from the CAAC aircraft registry and will take such action as is reasonably requested by Boeing to accomplish the immediate recordation of the Used Aircraft in the name of Boeing with the International Registry.

2.5           Delayed Delivery. ***

2.6           Delivery Documents. Upon delivery of each Used Aircraft, Seller will deliver to Boeing: (i) a bill of sale, in the form attached hereto as Exhibit A, (ii) a delivery receipt to be signed by Boeing and Seller in the form attached hereto as Exhibit B, , (iii) aircraft delivery conditions and commitment letter, if applicable, (iv) copy of the Bill of Sales that trace ownership of the Used Aircraft back to the original delivery from the manufacturer and (v) such other appropriate documents as may be required, and mutually agreed upon.

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Article   3.              Purchase Price of the Used Aircraft.

***

Used Aircraft Model	Manufacturer Serial Number	Trade-In Price	Year
A340-642	468	***	***
A340-642	488	***	***
A340-642	514	***	***
A340-642	577	***	***
A340-642	586	***	***

Article   4.              Payment.

4.1           At the time of delivery of each Used Aircraft to Boeing, Boeing will issue payment to Seller for the Used Aircraft as described in the Special Matters Letter Agreement CEA-PA-03746-1107152, Article 1, by electronic transfer of bank funds to Seller’s account at the following bank:

Beneficiary: China Eastern Aviation Import & Export Corp.

Receiving Bank: Bank of China Shanghai Branch

Bank address: No. 368, 1st Yingbin Road, Hongqiao Airport

Swift Address: BKCHCNBJ300

Account No.: 4033602-8300-00715618093014

Reference: Used Aircraft Acquisition Agreement No. A0175/CEA-01

4.2           ***

Acq. Agmt. No. A0175/CEA-01	4

Article   5.              Condition of Used Aircraft.

5.1           General Condition. At the time of delivery to Boeing, each Used Aircraft will (i) have been maintained and repaired in accordance with Seller’s maintenance and repair program, authorized by the appropriate governmental aviation authority (CAAC) having jurisdiction (“Seller’s Maintenance Program”) and, (ii) meet the following requirements:

(a)         Each Used Aircraft shall be serviceable as defined by the manufacturers AMM and SRM or other OEM documentations (i.e RAS, NTO, TA). Furthermore, if each Used Aircraft can be demonstrated to be ferried to the final delivery location according to CAAC airworthiness regulations the Used Aircraft will also be deemed to be serviceable.

(b)         Each Used Aircraft will be in serviceable condition with all of the Used Aircraft equipment, components and systems functioning in accordance with their intended use irrespective of deviations or variations authorized by the Minimum Equipment List (MEL) or Configuration Deviation List (CDL).

(c)         Each Used Aircraft will be clean by Seller’s commercial airline standards, and will be cosmetically acceptable and complete.

(d)         Each Used Aircraft will at time of delivery to Boeing have, and be in compliance with, an Export Certificate of Airworthiness issued by the appropriate aviation authority having jurisdiction over Seller.

(e)         Each Used Aircraft will not have installed any PMA (Parts Manufacturer Approval) life limited parts in place of OEM (Original Equipment Manufacturer) life limited parts. This applies to all life limited parts installed internal and external to the installed Engines and APU, landing gear, airframe, and components.

(f)          Each Used Aircraft will not have installed thereon any equipment, components and/or parts which are leased or loaned or otherwise owned by a third party. Prior to delivery of each Used Aircraft to Boeing all leased or loaned equipment, will either be purchased by Seller or be replaced with Seller owned equipment.

5.2           Condition of Airframe. Each Used Aircraft airframe at the time of delivery to Boeing will meet the following requirements:

(a)         The airframe shall be serviceable as defined by the manufacturers AMM and SRM or other OEM documentations (i.e RAS, NTO, TA), irrespective of deviations or variations authorized by the manufacturer’s AMM. Furthermore, if each airframe can be demonstrated to be ferried to the final delivery location according to CAAC airworthiness regulations the airframe will also be deemed to be serviceable. Regardless, of the first two sentences in this paragraph, Boeing and Seller agree that in the event a temporary repair to a removable component is required to be repaired in order to ferry the Used Aircraft, Boeing and Seller will work together and agree on reasonable compensation. Not including the skin of aircraft.

Acq. Agmt. No. A0175/CEA-01	5

(b)         Seller will provide the last overhaul documents for each individual gear. Life Limited Parts will include a trace “back-to-birth” and will be supported by EASA form 1, or FAA 8130-3, or AAC-038 Service Tag, and last overhaul report/supporting documents. Seller will work with Boeing to provide for the installed landing gear: acceptable “record packages” as the documentation is available.

(c)         For airframe Life Limited Parts, Seller will include a trace “back-to-birth” and will be supported by an EASA form 1, or FAA 8130-3, or AAC-038 Service Tag, or CEA Service Tag with supporting documentation. If the trace “back-to-birth” does not include full “back-to-birth history, the LLP will be assessed a “life penalty” according to Airbus Service Letter 32-100 as certified by Seller’s Quality Assurance manager.

5.3           Condition of Controlled Components. On-Condition and Condition Monitored serialized parts as tracked by Seller and installed on each Used Aircraft shall have supporting EASA form 1 tags, or FAA 8130-3, or AAC-038 Service Tag, or CEA Service Tag. Seller will work with Boeing to provide for the installed parts: hard time, serialized, or on condition, acceptable “record packages” as the documentation is available, which may include the AAC-038 Service Tag with wording “Testing, Repair, or Overhaul in accordance with the CMM” on the tag.

5.4           Condition of Installed Engines and APU. Each Used Aircraft installed engines at the time of delivery to Boeing will meet the following requirements:

(a)         ***

(b)         ***

(c)         ***

Acq. Agmt. No. A0175/CEA-01	6

***

(d.)         ***

5.5           Components, Parts, Equipment, and Items that do not have Criteria for Serviceability. ***

5.6           Interior. ***

5.7           Galleys and Galley Equipment. ***

5.8           Flight Deck. ***

5.9           Cargo Compartment ***

Acq. Agmt. No. A0175/CEA-01	7

Article   6.              Aircraft Documentation and Safety Devices.

6.1           Aircraft Documentation. Concurrently with delivery of each Used Aircraft to Boeing, Seller will deliver to Boeing ***

Article   7.              Inspection, Technical Acceptance, and Flights.

7.1           Ground Inspection. Each Used Aircraft including the Aircraft Documentation will be made available to Boeing for ground inspection by Boeing at Seller’s facilities at Shanghai, China or at Seller’s regulatory authority approved maintenance contractor in connection with the conditions described in Article 5. Seller will ensure that conveniently located, suitable office space with fax, phone and computer line will be made available free of charge to Boeing personnel for the duration of the inspection. Such inspection will commence twenty (20) working days prior to the date of delivery of such Used Aircraft to Boeing. Seller will remove each Used Aircraft from scheduled service and open the areas of each Used Aircraft as required to allow performance of the necessary checks as contemplated in Article 5 and will allow Boeing and any person Boeing designates to accomplish its inspection to determine that each Used Aircraft including the Aircraft Documentation are as set forth in Articles 5 and 6. Seller will promptly correct any discrepancies from the condition required by Articles 5 or 6 which are observed during such inspection and are communicated to Seller.

7.2           Operational Ground Check. Promptly after completion of any corrections required above, Seller will conduct an operations ground check on each Used Aircraft in accordance with the manufacturer’s AMM criteria for the purpose of demonstrating to Boeing that the Used Aircraft is serviceable. Seller will promptly correct any discrepancies that make the Used Aircraft not serviceable.

Acq. Agmt. No. A0175/CEA-01	8

7.3           Ground Inspection. All ground inspections will be at Seller’s expense.

7.4           De-Registration. Upon completion of the ferry flight of each Used Aircraft, Seller will provide the CAAC de-registration document to Boeing.

Article   8.              Indemnification and Insurance.

8.1           Indemnification. Seller will indemnify and hold harmless Boeing, The Boeing Company, Boeing Aircraft Holding Company, and their assignees, agents, directors, officers and employees (the “Indemnitees”) from and against all claims and liabilities, including all expenses and attorneys’ fees incident thereto or incident to establishing the right to indemnification, for injury to or death of any person(s), including employees of Seller but not employees of the Indemnitees, or for loss of or damage to any property, including each Used Aircraft, arising out of or in any way connected with such ground inspection, operational ground check whether or not arising in tort or occasioned by the negligence of the Indemnitees.

8.2           Insurance. With respect to Seller’s aviation liability insurance, Seller will (i) cause the Indemnitees to be named as additional insureds under Seller’s aviation liability insurance policies to the extent of Seller’s undertaking set forth in this Article, and (ii) will furnish to Boeing prior to the start of Boeing’s ground inspection of the Used Aircraft certificates in a form acceptable to Boeing written in English from Seller’s aviation liability insurance carriers stating the limits and terms of Seller’s liability insurance coverage, and showing that the Indemnitees have been named as additional insureds and specifically referring to this Article. With respect to Seller’s hull and war risk insurance, Seller will (i) cause the insurance carriers under Seller’s hull and war risk insurance policies to waive all rights of subrogation against the Indemnities to the extent of Seller’s undertaking set forth in this Article, and (ii) furnish to Boeing prior to the start of Boeing’s ground inspection on the Used Aircraft to be delivered, certificates in a form acceptable to Boeing written in English, from Seller’s hull and war risk insurance carriers stating that the carriers have so waived all rights of subrogation against the Indemnities and specifically referring to this Article. All insurance coverage will end at delivery of the Used Aircraft to Boeing. Insurance for the ferry flight will be handled in a separate agreement.

8.3           At the time of transfer of title to Boeing of the relevant acquired A340 and for *** Boeing shall name CEA as additional insured for all claims and liabilities whether or not such claims or liabilities arise out of the negligence of CEA or otherwise excluding any bodily injury or property damage which has occurred prior to the transfer of title.

Acq. Agmt. No. A0175/CEA-01	9

Article   9.              Assignment of Warranties.

Seller grants and assigns to Boeing the rights and benefits, to the extent that the same are assignable and are not extinguished by the sale of each Used Aircraft, of any warranties of manufacturers other than The Boeing Company, maintenance, repair and/or overhaul facilities, vendors and suppliers, which may exist in favor of Seller at the time of delivery of each Used Aircraft. Seller will use reasonable efforts to secure such rights and benefits in favor of Boeing and will provide to Boeing a list of all existing warranties that are assignable. Seller also grants to Boeing rights and benefits relating to any claim of Seller under said warranties concerning each Used Aircraft which has arisen, but not been settled, prior to the delivery of each Used Aircraft to Boeing other than claims against the provider of the warranty for reimbursement for Sellers’ correction of a warranted condition.

Article   10.            Warranty and Disclaimer.

10.1         Warranty. Each Used Aircraft will at the time of delivery to Boeing, be free and clear of all liens, encumbrances and rights of others.

10.2         DISCLAIMER AND RELEASE. THE USED AIRCRAFT AND OTHER ITEMS DELIVERED HEREUNDER ARE SOLD TO BOEING “AS IS” AND THE WARRANTY OF TITLE SET FORTH ABOVE IS EXCLUSIVE AND IN SUBSTITUTION FOR, AND BOEING HEREBY WAIVES, RELEASES AND RENOUNCES ANY AND ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES, EXPRESS OR IMPLIED, OF SELLER, ITS ASSIGNS AND ANY AND ALL RIGHTS, CLAIMS AND REMEDIES, EXPRESSED OR IMPLIED, OF BOEING AGAINST SELLER AND ITS ASSIGNS, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY NONCONFORMANCE OR DEFECT IN ANY AIRCRAFT OR OTHER THING DELIVERED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO (A) ANY WARRANTY AS TO THE AIRWORTHINESS OR CONDITION OF ANY ITEM DELIVERED PURSUANT TO THIS AGREEMENT; (B) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS; (C) ANY IMPLIED WARRANTY ARISING FROM COURSE OR PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; (D) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE ACTUAL OR IMPUTED NEGLIGENCE OF SELLER AND ITS ASSIGNS; AND (E) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OR DAMAGE TO ANY TANGIBLE OR INTANGIBLE THING, FOR LOSS OF USE, REVENUE OR PROFIT, OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

Notwithstanding the above paragraph, claims by Boeing against Seller for contribution toward third-party injury, damage, or loss which arise as the result of the willful gross negligence of Seller, are not limited, waived, released or disclaimed.

Acq. Agmt. No. A0175/CEA-01	10

Article   11.            Excusable Delay and Termination.

11.1         General. Seller will not be liable for or be deemed to be in default under this Agreement on account of any delay in delivery of any Used Aircraft or other performance hereunder arising out of causes such as: acts of God; war, armed hostilities, riots, fires, floods, earthquakes or serious accidents; governmental acts or failure to act affecting materials, facilities or Used Aircraft; strikes or labor troubles causing cessation, slowdown or interruption of work; damage to a Used Aircraft; failure of or delay in transportation; or inability, after due and timely diligence, to procure materials, systems, accessories, equipment or parts; or arising out of any other cause to the extent it is beyond Seller’s control or not occasioned by Seller’s fault or gross negligence. A delay resulting from such causes is referred to as an “Excusable Delay”. Seller will promptly notify Boeing of any actual or threatened Excusable Delay in delivery of such Used Aircraft and the estimated duration and cause thereof, and the schedule for delivery of such Used Aircraft will be equitably extended.

11.2        Aircraft Damaged Beyond Repair. If prior to delivery any of the Used Aircraft is lost, destroyed or damaged beyond repair due to any cause, each party’s rights and obligations in relationship to such Used Aircraft shall be immediately terminated. For the avoidance of doubt, any termination pursuant to this Article 11.2 shall not impact the rights and obligations of the party’s under or in connection with the Special Matters Letter Agreement CEA-PA-03746-1107152.

Article 12.              Assignment.

12.1         General. This Agreement will inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns. Neither the rights nor the duties of either party may be assigned or delegated, or contracted to be assigned or delegated, in whole or part, without the prior written consent of the other party except that:

12.2        Seller Assignment. Boeing’s agreement to purchase the Used Aircraft as described herein is provided as a financial accommodation to the Seller in consideration of Seller purchasing the New Aircraft and the purchase of the Used Aircraft from Boeing is non-transferable to a third party and requires the continuous operation and ownership of the Used Aircraft by Seller. Assignment of Seller’s rights and interest under the Acquisition Agreement to a subsidiary or affiliate of Seller must have written approval of Boeing.

12.3        Boeing Assignment.

(a)         Boeing may assign all or any part of its rights and obligations under this Agreement, including its title to or any interest in each Used Aircraft or other thing to be delivered hereunder and its right to receive monies hereunder, to a wholly- owned subsidiary of Boeing. Notwithstanding any such assignment, Boeing will remain fully and solely responsible to Seller for all obligations and liabilities as Buyer of Used Aircraft and other things to be delivered hereunder, and Seller will continue to deal exclusively with Boeing.

Acq. Agmt. No. A0175/CEA-01	11

(b)         Seller acknowledges and agrees that Boeing shall have the absolute right to transfer or assign to any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity any or all of Boeing’s rights, obligations, benefits and interests under this Agreement, including, without limitation, the right to make all waivers and agreements, to give all notices, consents and releases, or to do any and all other things which Boeing is or may become entitled to do under this Agreement. Boeing agrees that no such transfer or assignment will materially change the duty of or materially increase the burden or risk imposed on Seller, and Seller waives any provision of applicable law that would or might grant Seller the right to demand assurances or compensation of any kind from the transferee or to require the transferee to take any action on account of such transfer or assignment, other than as expressly required herein. Notwithstanding any such assignment or transfer, Boeing as assignor will remain fully and solely responsible to Seller for all obligations and liabilities as Buyer of the Used Aircraft and other things to be delivered hereunder.

(c)        Without limiting the generality of paragraph (b), Seller acknowledges and agrees that the terms and conditions of this Agreement have been agreed to by Boeing in anticipation of its being able to assign any and all of its rights under and interests in this Agreement and the Used Aircraft. Seller will cooperate with Boeing in connection with any such transfer or assignment and shall, among other things, upon the reasonable written instructions of Boeing: (i) cause insurance certificate substantially in the form of the certificate required by this Agreement (or otherwise reasonably acceptable to the transferee), to be dated, and be delivered on, the date of any such transfer or assignment, with the transferee included as an additional insured, (ii) recognize any such assignment, (iii) accept the directions or demands of such assignee in place of those of Boeing, (iv) do any and all things as reasonably required by Boeing, and (v) execute any documents which Boeing may reasonably request in order to effectuate the foregoing. Any reasonable cost and expenses incurred by Seller in relation to Boeing’s assignment or transfer hereunder shall be borne by Boeing (cost and expenses subject to the pre-approval of Boeing, which shall not be unreasonably held or delayed).

Article    13.           Taxes and Customs Duties.

13.1.        Notwithstanding anything to the contrary, Seller shall promptly pay, be solely liable for, and shall indemnify, defend, and hold harmless Boeing and its respective affiliates, successors and assigns on an after-tax basis from and against any and all transaction based taxes, Chinese export duties, customs, , tariffs, value added (“VAT”), personal property, sales, use, excise, stamp duties, documentary, Chinese Business, income, withholding, counterclaims, consumption, fees, costs, expenses and charges of any nature, whatsoever, together with any penalties, fines, additions and interest thereon (collectively “Taxes) imposed upon, in connection with, in relation to, or associated with the transfer of title, purchase, acquisition, acceptance, rejection, ownership, delivery, nondelivery, importation, exportation, use, possession, repossession, transport, registration, reregistration, deregistration, control, maintenance, repair, insurance, storage or operation of the Used Aircraft or as a result of any other transaction contemplated hereby.

Notwithstanding the foregoing, any Tax levied or imposed on any transaction contemplated hereunder in any country other than China shall be excluded from the foregoing indemnity and shall be borne by Boeing.

Acq. Agmt. No. A0175/CEA-01	12

13.2.   If a claim is made by any tax authority against any party under this Article 13, such party shall within a reasonable period notify the other party of such claim.

13.3.   After-Tax Basis. The amount which party is required to pay with respect to any Taxes indemnified against under Article 13.1 is an amount sufficient to restore such party on an after-tax basis to the same position such other party would have been in had such Taxes not been incurred.

13.4.   Tax Cooperation. Each party will cooperate with one another in providing information which may be reasonably requested to fulfill each party’s tax filing requirements and any audit information request arising from such filing. In addition, each party agrees to cooperate with the other party in completion and delivery of tax forms, certificates, affidavits as reasonably requested by the other party.

13.5.   Survival of Indemnities. All of the obligations of the Seller or Boeing (as the case may be) under this Article 13 shall continue in full force and effect throughout the exportation of the Used Aircraft from the People’s Republic of China.

Article 14.         Reserved.

Article 15.         Notices and Requests.

All notices and requests relating to this Agreement will be in English, and may be transmitted by any customary means of written communication addressed as follows:

Seller:	China Eastern Airlines Co., Ltd.
Planning and Development Department 2550 Hongqiao Road, Hongqiao International Airport Shanghai, 200355, People’s Republic of China Facsimile: (86) 21 6268 6393

Boeing:	Boeing Aircraft Holding Company
P.O. Box 3707
Seattle, Washington 98124-2207
	Attention:	Director, Asset Management
Contracts
	Mail Code:	21-43
	Facsimile:	(425) 237-1706

or to such other address as specified elsewhere herein or as otherwise directed. The effective date of any such notice or request will be the date on which it is received by the addressee.

Acq. Agmt. No. A0175/CEA-01	13

Article 16.         Reserved.

Article 17.         Miscellaneous.

17.1    Headings. Article and paragraph headings used in this Agreement are for convenient reference only and are not intended to affect the interpretation of this Agreement.

17.2    Entire Agreement; Amendments. This Agreement, together with the Special Matters Letter Agreement CEA-PA-03746-l107152 contains the entire agreement between the parties concerning the subject matter hereof and supersedes all previous proposals, understandings, commitments or representations whatsoever, oral or written. This Agreement may be changed only in writing signed by authorized representatives of Boeing and Seller, except in the case of certain changes permitted or required by this Agreement.

17.3    Disclosure of Terms. The information contained herein represents confidential business information and has value precisely because it is not available generally or to other parties. Seller will limit the disclosure of its contents to employees of Seller with a need to know the contents for purposes of helping Seller perform its obligations under this Acquisition Agreement and who understand they are not to disclose its contents to any other person or entity without the prior written consent of Boeing.

17.4   GOVERNING LAW. THIS AGREEMENT WILL BE INTERPRETED UNDER AND GOVERNED BY THE LAWS OF THE STATE OF WASHINGTON, U.S.A., EXCEPT THAT WASHINGTON’S CHOICE OF LAW RULES SHALL NOT BE INVOKED FOR THE PURPOSE OF APPLYING THE LAW OF ANOTHER JURISDICTION.

Acq. Agmt. No. A0175/CEA-01	14

Signed in duplicate as of the date first above written.

BOEING AIRCRAFT HOLDING		CHINA EASTERN AIRLINES
COMPANY		CORPORATION, LTD.

By	/s/ Dennis A Toy	By

Its	Attorney-In-Fact	Its

Consented by:

CHINA EASTERN AVIATION IMPORT & EXPORT CORPORATION

By

Its

Acq. Agmt. No. A0175/CEA-01	15

Exhibit A to

Acquisition Agreement for

Used Aircraft No. A0175/CEA-01

BILL OF SALE

China Eastern Airlines Corporation, Ltd. (Seller), a [country] /corporation/ /company/, in consideration of One Dollar and other good and valuable considerations, receipt of which is hereby acknowledged, does hereby grant, bargain, sell and assign to Boeing Aircraft Holding Company (Buyer), a Delaware corporation, its successors and assigns, the following described property (including all appliances, parts, instruments, appurtenances, accessories, furnishings, or other equipment or property installed on or attached to said aircraft and engines):

Aircraft	Aircraft	Aircraft	Engine	Engine
Manufacturer’s	Registration	Manufacturer’s	Manufacturer’s	Manufacturer’s
Model No.	Markings	Serial No.	Model No.	Serial Nos.

A340-642			Trent 556-61	(1)
(2)
(3)
(4)

TO HAVE AND TO HOLD said property to the Buyer, its successors and assigns, to its and their own use forever.

The interest of the Seller in said property, and the interest transferred by this Bill of Sale, is that of absolute ownership.

THAT SELLER hereby warrants to Buyer, its successors and assigns, that there is hereby conveyed to Buyer on the date hereof, good title to the aforesaid aircraft, engines, appliances, parts, instruments, appurtenances, accessories, furnishings and/or other equipment or property, free and clear of all liens, encumbrances and rights of others, and that it will warrant and defend such title forever against all claims and demands whatsoever.

This Bill of Sale will be governed by the laws of the State of Washington and will be deemed executed and delivered at Seattle, Washington, regardless of where executed counterparts hereof may be delivered for convenience of closing.

Acq. Agmt. No. A0175/CEA-01	A-1

Exhibit A to

Acquisition Agreement for

Used Aircraft No. A0175/CEA-01

IN WITNESS WHEREOF, Seller has caused its corporate name to be subscribed hereto by its duly authorized representative this____ day of________, 20__.

CHINA EASTERN AIRLINES CORPORATION, LTD.

By

Its

Acq. Agmt. No. A0175/CEA-01	A-2

Exhibit B to

Acquisition Agreement for

Used Aircraft No. A0175/CEA-01

USED AIRCRAFT AND AIRCRAFT DOCUMENTATION

DELIVERY RECEIPT

Boeing Aircraft Holding Company (Buyer) hereby accepts and acknowledges receipt from China Eastern Airlines Corporation, Ltd. (Seller) in accordance with the terms and conditions of Acquisition Agreement No. A0175/CEA-01 dated _______, 20__, between the parties hereto, of one (1) Airbus Model A340-642 Used Aircraft;

Registration Markings +

Manufacturer’s Serial Number +

with four (4) installed Rolls Royce Model Trent 556-61 engines, Manufacturer’s Serial Numbers:

Position (1) +

Position (2) +

Position (3) +

Position (4) +

together with the Aircraft Documentation applicable to the Used Aircraft as described on Attachment 1 hereto and with the operating times and cycles as accumulated on the Used Aircraft up to the time of delivery as described on Attachment 2 hereto in [place], on [date], at [time] /a.m./ /p.m./ / Seattle / local time.

CHINA EASTERN AIRLINES CORPORATION, LTD.	BOEING AIRCRAFT HOLDING COMPANY

By

Its

Attachment 1 and 2

Acq. Agmt. No. A0175/CEA-01	B-1

Attachment 1 to

Exhibit B to

Acquisition Agreement for

Used Aircraft No. A0175/CEA-01

AIRCRAFT DOCUMENTATION

Title/Description	Identification Number	Quantity

Complete this Attachment 1 to Exhibit B

(Note: This receipt is required for each Used Aircraft delivered to Boeing by Seller. Thirty (30) days prior to each Used Aircraft delivery Seller will list all of the records, manuals, documents and data by title/ description, identification number and quantity (minimum of 1 per Aircraft) which were initially provided to Seller by the Aircraft Manufacturer and Vendors. Seller will also list such additional records/data developed for the Used Aircraft by Seller during the time Seller has operated and maintained the Used Aircraft.)

Acq. Agmt. No. A0175/CEA-01	B-1-1

Attachment 2 to

Exhibit B to

Acquisition Agreement for

Used Aircraft No. A0175/CEA-01

AIRCRAFT HOURS AND CYCLES

AS OF_____________, 20_

+ MODEL +

REGISTRATION MARKINGS _______ SERIAL NUMBER _______

A.           AIRFRAME:

Aircraft Total Time (Hours)
Aircraft Total Landings (Cycles)
Aircraft (& Engine) “A” Check - Time to next check
Aircraft (& Engine) “B” Check - Time to next check
Aircraft (& Engine) “C” Check - Time to next check
Aircraft (& Engine) “D” Check - Time to next check
Aircraft Special Check(s) - Time to next check

B.           + ENGINE - MODEL +:

Module Overhaul/Restoration Status

Engine Serial Number (engine S/N)	LPC Time & Cycles Since *Overhaul (TSO/CSO)	HPC Time & Cycles Since *Overhaul (TSO/CSO)	Combustor Time & Cycles Since *Overhaul (TSO/CSO)	HPT Time & Cycles Since *Overhaul (TSO/CSO)
+ Module Time Since New
TSO / CSO or TSE / CSE
+
+ Module Time Since New
TSO / CSO or TSE / CSE

+ Module Time Since New
TSO / CSO or TSE / CSE

Acq. Agmt. No. A0175/CEA-01	B-2-1

Attachment 2 to

Exhibit B to

Acquisition Agreement for

Used Aircraft No. A0175/CEA-01

Engine Status (current)

Engine Serial Number (engine S/N)	Time Since New (TSN)	Cycles Since New (CSN)	Time Since Last Shop Visit (TSSV)	Cycles Since Last Shop Visit (CSSV)

C.           +APU - MODEL +:

Serial		Hours Since	Hours Since Last	Hours to Next
Number	Total Hours	Overhaul	Major Check	Major Check

D.           LANDING GEAR:

	Serial	Total	Hours/Cycles	Hours/Cycles to
	Number	Hours/Cycles	Since Overhaul	Next Overhaul
Nose Landing Gear Right Main Gear Left Main Gear Right Body Gear Left Body Gear Center Gear (if installed)

[NOTE: Attachment 2 is a sample only. Seller will modify this form at time of delivery of the Used Aircraft to reflect the maintenance program such Used Aircraft is under at that time. Hours and cycles inserted on this form are to reflect the actual hours and cycles on the Used Aircraft as of the date of such delivery.]

E            MAINTENANCE SCHEDULE:

Accomplish “A” Check	Every + Hours
Accomplish “B” Check	Every + Hours
Accomplish “C” Check	Every + Hours

Acq. Agmt. No. A0175/CEA-01	B-2-1

Attachment 2 to

Exhibit B to

Acquisition Agreement for

Used Aircraft No. A0175/CEA-01

Accomplish “D” Check	Every + Hours
Accomplish Engine Repair	Per + Bill of Work
Accomplish HSI	Every + Hours
Accomplish CSI	Every + Hours
Accomplish APU Repair	Per + Bill of Work

Acq. Agmt. No. A0175/CEA-01	B-2-1

Exhibit C to

Acquisition Agreement for

Used Aircraft No. A0175/CEA-01

AIRCRAFT DOCUMENTATION

Seller will work with Boeing to provide acceptable historical records and documents for the Used Aircraft in the form of “record packages” as the documentation is available. All records initiated by Seller are required to comply with the Seller’s aviation regulatory authorities. The “record packages” may or may not include (and not be limited to) the following:

**	1.	Summary and control status of EASA and CAAC Airworthiness Directives – aircraft including engines, auxiliary power unit and appliances and the method incorporation (i.e. service bulletin, engineering order). Repetitive AD’s will have supporting documentation indicating the last date/hours/cycles accomplished and next due. Letter stating that all-applicable EASA and CAAC Airworthiness Directive have been incorporated including certification and signature by an authorized quality assurance representative of Seller. Copies of the completion documents (“dirty fingerprints”) in English which support that the EASA and CAAC Airworthiness Directive was accomplished.

**	2.	List of manufacturer’s service bulletins incorporated and method of incorporation (i.e. repetitive inspections, interim fix or terminating action) for airframe, engines and appliances. If the service bulletin calls for repetitive inspections supporting documentation indicating the last date/hours/cycles accomplished and next due will be provided. Where only a portion of a service bulletin is accomplished Seller will so identify which portion was accomplished. Include copy of completed Engineering Order (EO) and the completion documents (“dirty fingerprints”) in English which support that the EO was accomplished.

**	3.	List of modifications and/or alterations (excluding manufacturer’s service bulletins if accomplished pursuant to the manufacturer’s instructions) accomplished on the aircraft, engines, and equipment /list to be provided in English/ together with one copy of each modification, alteration, engineering order and associated drawings and/or data /with all major changes to be provided in English/.

*	4.	List of FAA Supplemental Type Certificates (STC’s) /and/or foreign aviation authority approved modifications/ incorporated, together with a copy of each certificate and/or associated data /Lists only, except STC’s are to be provided in English/. Provide a copy of the supporting FAA 8110-3, 8100-9, or Repair Design Approval Sheet (RAS) with definitive approval forms, whichever is applicable and supporting documentation that STC is effective for the Used Aircraft. If Seller has deviated from manufacturer’s instructions, a supporting FAA 8110-3, 8100-9, or Repair Design Approval Sheet (RAS) with definitive approval forms, whichever is applicable will be provided for the deviation.

**	5.	List of all major repairs accomplished on the airframe, engines, APU and landing gear together with one copy of each such repair, EO, non-routine task cards, and associated drawings or data.

**	6.	List and status of time, cycle and calendar controlled components to be signed by Seller’s Quality Assurance manager – aircraft, engines and equipment including supporting 8130-3 tags or JAR/EASA form 1 tags, or AAC-038 Service Tag, or CEA Service Tag, and copies of the last overhaul records, as available.

*	7.	Part tags for all serialized, on-condition, and condition monitored parts that are tracked by operator including 8130-3 tags or JAR/EASA form 1 tags/ or AAC-038 Service Tag, or CEA Service Tag. Seller will work with Boeing to provide for the installed parts: serialized, or on condition, acceptable “record packages” as the documentation is available.

Acq. Agmt. No. A0175/CEA-01

Exhibit C to

Acquisition Agreement for

Used Aircraft No. A0175/CEA-01

**	8.	List and status of Life Limited Parts (LLP) – aircraft, landing gear, APU, and engines including supporting “back-to-birth” LLP traceability to be signed by Seller’s Quality Assurance manager. For airframe Life Limited Parts, Seller will include a trace “back-to-birth” and will be supported by an EASA form 1, or FAA 8130-3, or AAC-038 Service Tag, or CEA Service Tag. If the trace “back-to-birth” does not include full “back-to-birth history, the LLP will be assessed a “life penalty” according to Airbus Service Letter 32-100 as certified by Seller’s Quality Assurance manager.

**	9.	Airframe and engines current inspection status and operating times to be signed by Seller’s Quality Assurance manager.

*	10.	APU historical records and schedule of overhaul (if applicable), including last shop visit “dirty fingerprint” records and/or last overhaul “dirty fingerprint” records (as typically provided by the APU MRO to Seller).

*	11.	Current status of APU inspection and operating times to be signed by Seller’s Quality Assurance manager.

*	12.	EASA-approved Airplane Flight Manual.

*	13.	Flight Crew Operational Manual currently used by present operator.

*	14.	Weight and Balance document, including last weighing report.

*	15.	Aircraft Schematic Manual/Aircraft Wiring Manual, including but not limited to wiring diagram equipment list, hookup list, splice list, ground list, and terminal list.

*	16.	Manufacturer’s Maintenance Manuals and supplements – aircraft, engines, and APU.

*	17.	Manufacturer’s overhaul manuals and component maintenance manuals and supplements –engines, if available.

*	18.	Manufacturer’s structural repair manual and supplements.

*	19.	Manufacturer’s illustrated parts catalog and supplements – airframe and engines.

*	20.	Manufacturer’s tool catalog and supplements, if available.

*	21.	MMEL/Dispatch Deviation Guide.

*	22.	Quick Reference Handbook.

*	23.	Miscellaneous documents or manuals pertaining to Aircraft storage, engine handling, and aircraft recovery (if available).

*	24.	Flight test reports – last flight accomplished prior to delivery (if available).

*	25.	Last accomplished flight recorder calibration (if the aircraft is to be delivered before any calibration is required to be accomplished, the Seller is to provide the record of the last initial certification of the flight recorder), if available.

*	26.	Aircraft historical flight logs for the last three (3) months.

*	27.	Engine trend monitoring data for the last six (6) months prior to delivery.

*	28.	Inventory list of aircraft loose equipment, including emergency equipment.

*	29.	List of current equipment in passenger and flight crew compartments and a current interior arrangement diagram (“LOPA”).

Acq. Agmt. No. A0175/CEA-01

Exhibit C to

Acquisition Agreement for

Used Aircraft No. A0175/CEA-01

*	30.	Aircraft Utilization log for the last 12 months.

*	33.	Export Certificate of Airworthiness.

*	34.	Current operator’s standard Certificate of Airworthiness, radio license, noise certificate, and registration (if available).

*	35.	Aircraft original delivery documentation, including but not limited to manufacturer’s delivery letter, AD status, aircraft inspections report, rigging manual, and miscellaneous logs (as available).

*	36.	Altimeter and Transponder calibration, if available

**	37.	All current updated software necessary for aircraft ground operations effective for aircraft listed in the acquisition agreement.

**	38.	Letter stating current revisions to all aircraft manuals and software.

**	39.	Letter detailing any major incident and/or accidents involving each Used Aircraft (if none, the letter should so state). A separate letter shall be issued for the airframe, each engine by engine serial number, and APU by serial number. The letter needs to include a statement to the effect that such Used Aircraft was never submersed in salt water.

**	40.	Letter confirming that each Used Aircraft has no loaned or leased equipment.

**	41.	Letter stating each Used Aircraft has been operated and maintained under a maintenance program that is approved by the governmental aviation authority having jurisdiction.

*	42.	Supporting documentation for the last wheel and brake overhaul that includes the release to service tags and shop “job paper” (if available).

* Copy to be provided in English or a certified English translation for each Used Aircraft.

** Paper copy to be provided in English or a certified English translation and computer disk copy of such documentation and computer disk copy for each Used Aircraft.

Acq. Agmt. No. A0175/CEA-01